INVESTMENT AGREEMENT

                                BY AND AMONG

                                LIVENT INC.,

                             LYNX VENTURES L.P.

                                    AND

                                SOUTHAM INC.



                               June 23, 1998



                             TABLE OF CONTENTS


 1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

 2.   PURCHASE AND SALE OF COMMON SHARES . . . . . . . . . . . . . . . . . 5

 3.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

 4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . 5

      4.1  Organization, Good Standing and Qualification . . . . . . . . . 6
      4.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . 6
      4.3  Options, Warrants and Reserved Shares . . . . . . . . . . . . . 6
      4.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . 6
      4.5  Due Authorization . . . . . . . . . . . . . . . . . . . . . . . 7
      4.6  Valid Issuance of Stock . . . . . . . . . . . . . . . . . . . . 7
      4.7  No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . 7
      4.8  No Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
      4.9  Financial Information . . . . . . . . . . . . . . . . . . . . . 8
      4.10 Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . 9
      4.11 Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 9
      4.12 Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . 9
      4.13 Consents and Approvals  . . . . . . . . . . . . . . . . . . . . 9
      4.14 Common Shares Listing . . . . . . . . . . . . . . . . . . . .  10
      4.15 Board Approval  . . . . . . . . . . . . . . . . . . . . . . .  10
      4.16 No Shareholder Approval . . . . . . . . . . . . . . . . . . .  10
      4.17 Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . .  10

 5.   REPRESENTATIONS AND WARRANTIES OF LYNX . . . . . . . . . . . . . .  10

      5.1  Organization, Good Standing and Qualification . . . . . . . .  10
      5.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . .  11
      5.3  No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . .  11

 6.   REPRESENTATIONS AND WARRANTIES OF INVESTOR . . . . . . . . . . . .  11

      6.1  Organization, Good Standing and Qualification . . . . . . . .  11
      6.2  Due Authorization . . . . . . . . . . . . . . . . . . . . . .  12
      6.3  No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . .  12
      6.4  Control . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      6.5  Investor Status . . . . . . . . . . . . . . . . . . . . . . .  12
      6.6  Accredited Investor . . . . . . . . . . . . . . . . . . . . .  12
      6.7  No General Solicitation . . . . . . . . . . . . . . . . . . .  12
      6.8  Private Placement Questionnaire . . . . . . . . . . . . . . .  13
      6.9  Executive Committee Approval  . . . . . . . . . . . . . . . .  13

 7.   COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

      7.1  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . .  13
      7.2  Company Covenants . . . . . . . . . . . . . . . . . . . . . .  13

 8.   CONDITIONS TO INVESTOR'S OBLIGATIONS AT CLOSING  . . . . . . . . .  13

      8.1  Representations and Warranties  . . . . . . . . . . . . . . .  14
      8.2  Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

 9.   CONDITIONS TO THE COMPANY'S AND LYNX'S OBLIGATIONS AT CLOSING  . .  14

      9.1  Representations and Warranties  . . . . . . . . . . . . . . .  14
      9.2  Payment of Purchase Price . . . . . . . . . . . . . . . . . .  14
      9.3  Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

 10.  VOTING; RIGHTS OF FIRST REFUSAL; PIGGYBACK REGISTRATION RIGHTS;
      TAG-ALONG RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . .   15

      10.1 Voting.   . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      10.2      Permitted Transferees  . . . . . . . . . . . . . . . . .  15
      10.3 Rights of First Refusal . . . . . . . . . . . . . . . . . . .  15
      10.4 Piggyback Registration Rights . . . . . . . . . . . . . . . .  17
      10.5 Tag-Along Rights  . . . . . . . . . . . . . . . . . . . . . .  17

 11.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

      11.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . .  17
      11.2 Effect of Termination . . . . . . . . . . . . . . . . . . . .  18

 12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . .  18

      12.1 Change of Common Shares; Notice . . . . . . . . . . . . . . .  18
      12.2 Successors and Assigns  . . . . . . . . . . . . . . . . . . .  18
      12.3 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  18
      12.4 Currency  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      12.5 Public Announcements; Confidentiality . . . . . . . . . . . .  19
      12.6 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .  19
      12.7 Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      12.8 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      12.9 No Finder's Fees  . . . . . . . . . . . . . . . . . . . . . .  22
      12.10 Costs and Expenses . . . . . . . . . . . . . . . . . . . . .  22
      12.11 Amendments and Waivers . . . . . . . . . . . . . . . . . . .  22
      12.12 Severability . . . . . . . . . . . . . . . . . . . . . . . .  23
      12.13 Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  23
      12.14 Further Assurances . . . . . . . . . . . . . . . . . . . . .  23



                            INVESTMENT AGREEMENT


           This INVESTMENT AGREEMENT (this "Agreement") is made and entered into as of the 23rd day of June, 1998 by and among Livent Inc., an Ontario corporation (the "Company") and Lynx Ventures L.P., a Delaware limited partnership ("Lynx") on the one part and Southam Inc., a Canadian corporation ("Investor") on the other part.

                            W I T N E S S E T H:

           WHEREAS, the Company desires to sell to Investor, and Investor desires to purchase from the Company, Common Shares of the Company on the terms and conditions set forth in this Agreement;

           WHEREAS, in connection with the purchase of Common Shares by the Investor, the parties hereto desire to establish certain rights and obligations with respect to Common Shares held by Lynx and Investor;

           WHEREAS, Lynx and Investor desire to establish certain terms and conditions concerning the voting of Common Shares held by each of Lynx and Investor;

           WHEREAS, Investor desires to provide Lynx with a right of first refusal on transfers of Common Shares held by Investor on the terms and conditions set forth herein;

           WHEREAS, the Company desires to provide certain "piggyback" registration rights to Investor with respect to its Common Shares on the terms and conditions set forth herein; and

           WHEREAS, Lynx desires to provide Investor with certain "tag-along" rights with respect to Common Shares held by Investor on the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) and the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

 1.   DEFINITIONS.

      "Agreement" has the meaning ascribed thereto in the preamble;

      "Board of Directors" means the Board of Directors of the Company;

      "Business Day" means a day on which both the TSE and NASDAQ are open for trading;

      "Closing" and "Closing Date" have the meanings ascribed thereto in
      Section 3;

      "Commission" shall mean the United States Securities and Exchange Commission;

      "Common Shares" means the common shares of the Company, any shares resulting from the change of the designation of the common shares, and any shares into which the common shares may be changed, converted, exchanged or reclassified;

      "Company" has the meaning ascribed thereto in the preamble;

      "Disposition Period" has the meaning ascribed thereto in Section 10.3;

      "Executives" means Garth H. Drabinsky and Myron I. Gottlieb;

      "First Preferred Shares" means the preferred shares of the Company designated as First Preferred Shares;

      "Furman" means Roy L. Furman;

      "GAAP" has the meaning ascribed thereto in Section 4.9;

      "Investor" has the meaning ascribed thereto in the preamble;

      "Liens" means all claims, liens, charges, restrictions, reservations and agreements, mortgages, pledges, security interests, guarantees, easements, rights of way and encumbrances of any kind or character;

      "Lynx" has the meaning ascribed thereto in the preamble;

      "Maisel" means David R. Maisel;

      "Market Transaction" has the meaning ascribed thereto in Section 10.3;

      "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, prospects, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

      "1933 Act" means the United States Securities Act of 1933, as amended;

      "1934 Act" means the United States Securities Exchange Act of 1934, as amended;

      "NASDAQ" has the meaning ascribed thereto in Section 4.14;

      "Offered Shares" has the meaning ascribed thereto in Section 10.3;

      "Organizational Documents" shall mean the articles of incorporation, certificate of incorporation, by-laws, certificates of formation, or other constitutional documents;

      "Permitted By Law" means the Company shall cause an event to happen to the extent that a failure to take such action will give rise to an action against the Company at law or in equity;

      "Permitted Encumbrance" means, collectively, any mortgage, pledge, charge, hypothecation or other encumbrance on Purchased Shares granted to a bank or other bona fide financial institution as collateral security for bona fide indebtedness incurred by Investor;

      "Permitted Transferee" means a corporation or other entity of which the controlling shareholder is, directly or indirectly, Conrad Black;

      "Person" shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government;

      "Proposed Transferee" has the meaning ascribed thereto in Section
      10.3;

      "Purchase Price" has the meaning ascribed thereto in Section 2;

      "Purchased Shares" has the meaning ascribed thereto in Section 2;

      "Representative" shall mean a representative officer, director, employee, agent or other representative (including, without limitation, any investment banker, attorney or accountant);

      "Response Period" has the meaning ascribed thereto in Section 10.3;

      "Sale Offer" has the meaning ascribed thereto in Section 10.3;

      "Shareholder Approval" means the approval by shareholders of the Company as required by and in accordance with applicable rules, regulations, statutes or any other pronouncements of the TSE, NASDAQ or any federal, state, provincial or local governmental authority;

      "Shareholders Agreement" means the Shareholders Agreement, dated as of June 12, 1998, by and among the Company, the Executives, Furman, Maisel, the THL Entities and Lynx;

      "Securities Act (Ontario)" means the Securities Act, R.S.O. 1990,
      c. S.5, as the same may be amended, re-enacted or replaced from time to time;

      "Selling Shareholder" has the meaning ascribed thereto in Section
      10.2;

      "Subsidiary" shall mean any Person of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the capital stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person;

      "THL Entities" means Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership, and THL-CCI Limited Partnership, a Massachusetts limited partnership;

      "THL Voting Agreement" means the Voting, Right of First Offer and Waiver Agreement, dated as of June 12, 1998, by and among the THL Entities and Lynx;

      "TSE" means the Toronto Stock Exchange;

      "Voting Agreement" means the Voting Agreement, dated as of June 12, 1998, by and among the Executives, Lynx, Maisel, and Furman;

      "Voting Trust Agreement" means the Voting Trust Agreement, dated as of June 12, 1998, by and among the Executives, Maisel, Furman, Lynx, the Company and Montreal Trust Company of Canada.

 2. PURCHASE AND SALE OF COMMON SHARES. Upon the terms and subject to the conditions hereof, at the Closing and taking place simultaneously therewith, the Company shall issue, sell and deliver to Investor, and Investor shall subscribe for and purchase from the Company, free and clear of all Liens, 1,526,000 Common Shares (the "Purchased Shares") for an aggregate purchase price of U.S.$12,208,000 (the "Purchase Price").

 3. CLOSING. The closing of the purchase and sale of the Purchased Shares (the "Closing") shall occur as soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 8 and 9 hereto, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or at such other place as the Company and Investor may agree. The time and date upon which the Closing occurs is herein called the "Closing Date."
 The Company shall deliver to Investor at the Closing a duly executed certificate evidencing the Purchased Shares registered in the name of Investor and Investor shall deliver to the Company at the Closing the Purchase Price, payable by interbank transfer of immediately available funds to accounts designated by the Company in writing at least two Business Days prior to the Closing Date. In addition, each party to this Agreement shall execute and deliver such other documents as may be required by this Agreement or that are reasonable and customary and are requested by the other party.

 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Investor that the statements in the following paragraphs of this Section 4 are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

           4.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated and organized and is validly subsisting under the laws of the Province of Ontario. The Company has all requisite power and authority to own, lease and operate the property and assets it now owns, leases and operates and to conduct its business as presently conducted and as proposed to be conducted and to execute and deliver this Agreement and the Purchased Shares. The Company is duly qualified and licensed as a corporation to conduct its business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned, leased or operated by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect.

           4.2 Capitalization. The authorized capital of the Company consists of (i) an unlimited number of Common Shares of which on the date hereof there are 20,836,610 outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights, other than those contemplated by the Shareholders Agreement and the THL Voting Agreement, and (ii) an unlimited number of First Preferred Shares, of which on the date hereof there are none outstanding.

           4.3 Options, Warrants and Reserved Shares. Except as set forth in Schedule 4.3 hereto, there are no outstanding agreements, warrants, options, rights or privileges, pre-emptive or contractual, including convertible or exchangeable securities, to subscribe for, purchase or otherwise acquire any Common Shares or other equity securities of the Company or securities convertible into or exchangeable for Common Shares or other equity securities of the Company. All Common Shares issuable as set forth in Schedule 4.3, shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, other than those contemplated by the Shareholders Agreement and the THL Voting Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable.

           4.4  Subsidiaries.

           (a) Each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Subsidiaries of the Company has the requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to conduct its business as presently conducted and as proposed to be conducted. Each Subsidiary is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect.

           (b) Attached hereto as Schedule 4.4(b) is an organizational chart of the Company and its Subsidiaries. All of the capital stock, share capital, securities convertible or exercisable into capital stock, or other equity interests of each Subsidiary are owned by the Company or its Subsidiaries, free and clear of all Liens, other than pledges in favor of Canadian Imperial Bank of Commerce.

           (c) Except for its Subsidiaries and production-related partnerships and as otherwise set forth on Schedule 4.4(c), the Company owns no stock, securities or equity interests in any Person.

           4.5 Due Authorization. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and to issue the Purchased Shares and to consummate the transactions contemplated hereby; this Agreement has been, and upon execution and delivery thereof to Investor will be, duly executed and delivered on behalf of the Company and will constitute the legal valid and binding obligation of the Company enforceable against the Company by Investor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

           4.6 Valid Issuance of Stock. The Purchased Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, other than those contemplated by the Shareholders Agreement and the THL Voting Agreement.

           4.7 No Conflicts. Except as set forth in Schedule 4.7 attached hereto, none of: (i) the authorization, execution, delivery and performance by the Company of this Agreement or (ii) the issuance and sale of the Purchased Shares as provided herein results or would result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or is in conflict with or does or will result in a breach by the Company of or does or will create a state of facts which after notice or lapse of time or both will result in a breach by the Company of any of the terms or provisions of (a) the Organizational Documents of the Company or any of its Subsidiaries, (b) the resolutions of the directors or shareholders of the Company, (c) any statute, law, regulation, court order or decision to which the Company is subject or (d) any material indenture, instrument, agreement or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries are or may become bound, excluding from such clauses
 (c) and (d), such breaches or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           4.8 No Orders. No order suspending the sale or ceasing the trading of the Common Shares has been issued by any court, securities commission or regulatory authority in Canada or the United States, and no proceedings for such purpose are pending or, to the knowledge of the Company, after reasonable inquiry, threatened.

           4.9 Financial Information. Except as set forth in Schedule 4.11 hereto:

           (a) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997 and the related statements of income, retained earnings and changes in financial position for the year then ended, including footnotes thereto, certified by Deloitte & Touche, independent certified public accountants, all of which have been delivered to Investor, fairly present the consolidated financial condition and consolidated results of operations of the Company and its Subsidiaries as of such dates and for such respective periods in accordance with generally accepted accounting principles and practices in Canada applied consistently ("GAAP").

           (b) The unaudited consolidated balance sheets of the Company and the Subsidiaries as of March 31, 1998, and the related statements of income, retained earnings and changes in financial position for the three months then ended, including footnotes thereto, all of which have been delivered to Investor, fairly present the consolidated financial condition and consolidated results of operations of the Company and the Subsidiaries as of such date and for such period in accordance with GAAP applied in a manner consistent with the financial statements described in paragraphs (a) above.

           4.10 Absence of Undisclosed Liabilities.  Except as set forth in
 Schedule 4.11 hereto, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) subsequent to December 31, 1997, except for liabilities or obligations that were incurred in the ordinary course of business consistent with past practice, which would not, in the aggregate, have, or be reasonably expected to have, a Material Adverse Effect.

           4.11 Material Adverse Effect.  Except as set forth in Schedule
 4.11 hereto, since December 31, 1997 there has been no change in the business, results of operations, prospects, assets, liabilities and condition (financial or otherwise) of the Company and its Subsidiaries, individually or taken as a whole, which would have or be reasonably expected to have a Material Adverse Effect.

           4.12 Securities Laws. The Company has made all filings required of it under all applicable securities laws, regulations and rules and none of such filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither the issuance nor the sale of the Purchased Shares will result in any contravention by the Company of any securities laws, regulations or rules applicable to the Company.

           4.13 Consents and Approvals.

           (a) Except as set forth in Schedule 4.13 hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, the Company does not and will not, require any consent, approval, authorization, registration, qualification, declaration, filing, governmental approval or other action by, or filing with or notification to, any third party or any governmental authority.

           (b) Except as set forth on Schedule 4.13 hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not trigger any change of control or ownership provisions or clauses in any agreement, arrangement, understanding or contract, whether formal or informal, written or oral, or subject the Company or its Subsidiaries to any predetermined adverse alteration or modification in any ongoing relationship (without consideration of the change of control or ownership provision or the provision for the predetermined adverse alteration or modification as part of the ongoing relationship).

           4.14 Common Shares Listing. The Common Shares are registered pursuant to Section 12(g) of the 1934 Act and are listed on the NASDAQ National Market ("NASDAQ") and the TSE. The Company is a reporting issuer under the Securities Act (Ontario). The Company has taken no action designed to cause, or likely to result in, the termination of the registration of the Common Shares under the 1934 Act or the Company's reporting issuer status under the Securities Act (Ontario) or the delisting of the Common Shares from NASDAQ or the TSE, nor has the Company received any notification that the Commission or its Canadian equivalent or the National Association of Securities Dealers, Inc. or the TSE is contemplating the termination of such registration or listing. The Purchased Shares shall be approved for trading on the TSE, subject to notice of issuance.

           4.15 Board Approval. This Agreement and the transactions contemplated thereby have been duly approved by the Board of Directors.

           4.16 No Shareholder Approval. No Shareholder Approval is required for any of the matters contemplated by this Agreement.

           4.17 Fairness Opinion. The Company has received an opinion from CIBC Wood Gundy that the sale of the Purchased Shares to Investor is fair to the Company from a financial point of view.

 5. REPRESENTATIONS AND WARRANTIES OF LYNX. Lynx hereby represents and warrants to Investor that the statements in the following paragraphs of this Section 5 are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

           5.1 Organization, Good Standing and Qualification. Lynx is a limited partnership duly formed and organized and is validly subsisting under the laws of the State of Delaware. Lynx has all necessary partnership power to own or lease its property and to conduct its business as presently conducted and as proposed to be conducted and to execute and deliver this Agreement. Lynx is duly qualified as a limited partnership to conduct its business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such qualification necessary.

           5.2 Due Authorization. Lynx has taken all necessary partnership action to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and upon execution and delivery thereof will be, duly executed and delivered on behalf of Lynx and will constitute legal valid and binding obligations of Lynx enforceable against Lynx by Investor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

           5.3 No Conflicts. The authorization, execution, delivery and performance by Lynx of this Agreement is not in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the Organizational Documents of Lynx or any statute, law, regulation, court order or decision to which Investor is subject, or any material indenture, instrument, agreement or undertaking to which Lynx is a party or by which Lynx or the properties and assets of Lynx are or may become bound or results or would result in the creation or imposition of any Lien upon any of the properties or assets of Lynx.

 6. REPRESENTATIONS AND WARRANTIES OF INVESTOR. Investor hereby represents and warrants to the Company and Lynx that the statements in the following paragraphs of this Section 6 are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

           6.1 Organization, Good Standing and Qualification. Investor is a corporation duly incorporated and organized and is validly subsisting under the laws of Canada. Investor has all requisite power and authority to own, lease and operate the property and assets it now owns, leases and operates and to conduct its business as presently conducted and as proposed to be conducted and to execute and deliver this Agreement and acquire the Purchased Shares. Investor is duly qualified and licensed as a corporation to conduct its business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned, leased or operated by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect.

           6.2 Due Authorization. Investor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Investor and constitutes legal valid and binding obligations of Investor enforceable against Investor by the Company and/or Lynx in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

           6.3 No Conflicts. The authorization, execution, delivery and performance by Investor of this Agreement is not in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any statute, law, regulation, court order or decision to which Investor is subject, or any material indenture, instrument, agreement or undertaking to which Investor is a party or by which Investor or the properties and assets of Investor are or may become bound or results or would result in the creation or imposition of any Lien upon any of the properties or assets of Investor.

           6.4  Control.  Conrad Black indirectly controls Investor.

           6.5 Investor Status. Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is able to bear the economic risks of such investment.

           6.6  Accredited Investor.   Investor is an institutional
 "accredited investor" as defined in Rule 501(a)(3) under the 1933 Act. Investor is acquiring the Purchased Shares for its own account and not with a view to any resale, distribution or other disposition of the Purchased Shares in violation of the United States securities laws.

           6.7 No General Solicitation. Investor acknowledges that it has not acquired the Purchased Shares as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

           6.8 Private Placement Questionnaire. Investor has delivered a private placement questionnaire to the Toronto Stock Exchange.

           6.9 Executive Committee Approval. This Agreement and the transactions contemplated thereby have been duly approved by the Executive Committee of Investor.

 7.   COVENANTS

           7.1 Best Efforts. Each of the parties hereto covenant and agree to use its best efforts to consummate the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein.

           7.2 Company Covenants. The Company covenants and agrees that it will do or cause to be done the following:

           (a) use its best efforts to obtain all consents, approvals and authorizations set forth in Schedule 4.13;

           (b) use its best efforts to maintain its status as a registrant under the 1934 Act and a "reporting issuer" under the Securities Act (Ontario) that is not in default or contravention of any requirement of the 1934 Act and Securities Act (Ontario);

           (c) use its best efforts to maintain the listing and posting for trading of the Common Shares (including the Purchased Shares) on the TSE and NASDAQ.

 8.   CONDITIONS TO INVESTOR'S OBLIGATIONS AT CLOSING.

           The obligations of Investor to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

           8.1 Representations and Warranties. Each of the representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects (except that they shall be true and correct in all respects to the extent specifically qualified by materiality or Material Adverse Effect) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

           8.2 Listing. The Purchased Shares shall have been approved for listing on the TSE, subject to notice of issuance.

 9.   CONDITIONS TO THE COMPANY'S AND LYNX'S OBLIGATIONS AT CLOSING.

           The obligations of Company and Lynx to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

           9.1 Representations and Warranties. The representations and warranties of Investor contained in Section 6 shall be true and correct in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

           9.2 Payment of Purchase Price. Investor shall have delivered to the Company the Purchase Price for the Purchased Shares specified for Investor in Section 2 hereof in accordance with the provisions of Section 3.

           9.3 Listing. The Purchased Shares shall have been approved for listing on the TSE, subject to notice of issuance.

 10. VOTING; RIGHTS OF FIRST REFUSAL; PIGGYBACK REGISTRATION RIGHTS; TAG-ALONG RIGHTS.

           10.1 Voting.  Except with the written consent of both parties:

           (a) Lynx agrees to vote or cause to be voted all Common Shares owned by Lynx and any shares or other voting securities of the Company which are issued to Lynx upon exercise of any options, rights or similar arrangements held by Lynx as of the date hereof and to exercise its influence in respect of the Company (including with respect to its nominees who are directors of the Company) in an effort to ensure that Investor's nominee, which shall be Conrad Black or such other person as designated by Investor, be elected as a director of the Company; and

           (b) Investor agrees not to oppose the election of the nominees for election as directors of the Company nominated from time to time by Lynx pursuant to the Shareholders Agreement by either voting directly or indirectly the Purchased Shares against or abstaining from voting the Purchased Shares for such nominees of Lynx and not to exercise its influence in respect of the Company (including with respect to its nominee who is a director of the Company) against such nominees of Lynx.

           10.2 Permitted Transferees. In order for a transfer to a Permitted Transferee to be in compliance with provisions of Section 10.3, Investor shall have provided Lynx with written notice of any proposed transfer to a Permitted Transferee at least 15 days prior to consummating such transfer, stating the name and address of the Permitted Transferee and the relationship between Investor and the Permitted Transferee, and the Permitted Transferee shall have executed a copy of this Agreement as an assignee of Investor with respect to the transferred Purchased Shares and such Permitted Transferee shall assume all of the obligations of Investor with respect to the transferred Purchased Shares. The Investor and such Permitted Transferee shall be jointly and severally liable for any breach of this Agreement by such Permitted Transferee.

           10.3 Rights of First Refusal.

           (a) If Investor or a Permitted Transferee (each, a "Selling Shareholder") desires to transfer all or some of its Purchased Shares to any Person (the "Proposed Transferee") other than (x) to a Permitted Transferee in accordance with Section 10.2 or (y) pursuant to a foreclosure on Purchased Shares subject to a Permitted Encumbrance, such Selling Shareholder shall, prior to consummating any such Transfer, give written notice (a "Sale Offer") to Lynx, containing (i) the number of Purchased Shares proposed to be transferred (the "Offered Shares") pursuant to a bona fide written offer or a Market Transaction (as defined below), (ii) where such sale is other than pursuant to a Market Transaction, the name and address of the Proposed Transferee, (iii) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee's offer and (iv) an offer to sell the Offered Shares set forth in the Sale Offer at the same price and on the same terms and conditions as offered to the Proposed Transferee.

           (b) Lynx shall have the right, during the Response Period (as defined below), to purchase all of the Offered Shares pursuant to the Sale Offer, exercisable by delivering a written notice to Investor within the Response Period. The provision of such notice shall be deemed to create a binding agreement between Lynx and Investor with respect to the purchase and sale of the Offered Shares.

           (c) In the event that Lynx shall have notified Investor within the Response Period that Lynx desires to purchase all of the Offered Shares, Lynx shall have 15 days from the last day of the Response Period to complete such purchase. Without limiting any recourse Investor has against Lynx, in the event that Lynx shall not have completed such purchase within such 15 day period, then Investor shall have the right to sell such Shares without the restrictions set forth in this Section 10.3.

           (d) If at the end of the Response Period Lynx has not given notice of its decision to purchase all of the Offered Shares, then Investor shall be entitled to sell not less than all of the Offered Shares to the Proposed Transferee during the Disposition Period (as defined below) at a price not lower than that contained in the Sale Offer and on terms not more favorable to the Proposed Transferee than were contained in the Sale Offer. Promptly after any sale pursuant to this Section 10.3, Investor shall notify the Company and Lynx of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as the Company or Lynx may request. Purchased Shares sold to a Proposed Transferee in compliance with the provisions of this Section
      10.3 shall thereafter not be subject to the terms of this Agreement.

           (e) If at the end of the Disposition Period Investor has not completed the sale of all of the Offered Shares to the Proposed Transferee, Investor shall no longer be permitted to sell such Offered Shares pursuant to this Section 10.3 without again fully complying with the provisions of this Section 10.3 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect.

           (f) As used herein, the term "Market Transaction" shall mean a sale of Purchased Shares through the facilities of the TSE, NASDAQ or any other stock exchange on which the Common Shares are actively traded.As used herein, the term "Response Period" shall mean a period of two Business Days after receipt of the Sale Offer.

           (g) As used herein, the term "Disposition Period" shall mean a period of 30 days following the end of the Response Period.

           (h) Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.3 shall not apply to sales of Purchased Shares by Investor pursuant to Investor's exercise of its right to have such Purchased Shares included in a registration statement filed by the Company on Lynx's behalf in accordance with the provisions of Section 10.4 hereof.

           10.4 Piggyback Registration Rights. The Company agrees to use its best efforts to cause the Purchased Shares to be registered for resale under Canadian or United States securities laws in accordance with Schedule
 10.4 hereto.

           10.5 Tag-Along Rights. Simultaneous with the execution and delivery of this Agreement, Investor shall execute and deliver a joinder to the Shareholders Agreement, in the form attached hereto as Exhibit A, by which Investor shall thereafter be a "Notice Party" with respect to the Purchased Shares for the purposes of Section 4.4 thereunder.

 11.  TERMINATION.
           11.1 Termination.   This Agreement may be terminated and the
 transactions contemplated hereby may be abandoned by any one of the parties hereto:

           (a) if the Closing shall not have occurred on or prior to July 30, 1998; or

           (b) if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

           11.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1, this Agreement will become void and of no further force and effect, except for the provisions of Sections 12.3, 12.5, 12.8, 12.10, 12.11, 12.12, 12.13 and this Section 11.2;
 provided, however, nothing in this Section 11.2 will be deemed to release any party from any liability for breach by any such party of the terms and provisions of this Agreement or from the right to seek specific performance by or seek equitable relief or similar remedies from the other party of its obligations under this Agreement.

 12.  MISCELLANEOUS.

           12.1 Change of Common Shares; Notice. The parties hereto agree that the provisions of this Agreement relating to the Common Shares shall apply, mutatis mutandis, to any shares or securities into which such Common Shares may be converted, changed, reclassified, redivided, redesignated, subdivided or consolidated, to any shares or securities which are received by Lynx or Investor as a stock dividend or distribution payable in shares or securities of the Company which entitle the holder thereof to vote at any meeting of the shareholders of the Company and to any shares or securities of the Company or of any successor or continuing company or corporation to the Company which may be received by Lynx or Investor on a reorganization, amalgamation, consolidation or merger, statutory or otherwise. Lynx and Investor hereby agree to provide prompt notice to the other in the event of a change in the number of Common Shares beneficially owned by such notifying party.

           12.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. None of the parties may assign this Agreement without the prior written consent of the other parties hereto.

           12.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

           12.4 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. funds.

           12.5 Public Announcements; Confidentiality. This Agreement and any other related documents and the transactions contemplated hereby and thereby shall be kept confidential by the parties hereto and no public announcement, press release or public filing concerning this Agreement or any related documents or the transactions contemplated hereby and thereby shall be made by any party except with the consent of the other parties or except as may be required by law and applicable stock exchange and NASDAQ regulations.

           12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           12.7 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

           12.8 Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if personally delivered or sent by United States or Canadian mails or by telegram or telex confirmed by letter, or by facsimile transmission, receipt confirmed, to the address set forth below. All notices requiring timely attention shall be sent by facsimile transmission, telex or overnight mail. Any notice shall be deemed received, unless earlier received, (a) if sent by certified or registered mail, return receipt requested, when actually received, (b) if sent by overnight mail, on the next Business Day, (c) if sent by telegram or telex, on the date sent, and
 (d) if sent by facsimile transmission or delivered by hand, on the date of receipt.

           (i)  Notices to the Company shall be addressed as follows:
                Livent Inc.
                Suite 600
                165 Avenue Road
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:     Roy L. Furman and
                               David R. Maisel

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York 10022-3897
                U.S.A.
                Fax No.:  (212)  735-2000

                Attention:     Eric L. Cochran

           (ii)  in the case of Lynx:

                Lynx Ventures L.P.
                c/o Dreyer, Edmonds & Associates
                355 South Grand Avenue
                Suite 4150
                Los Angeles, CA  90071
                U.S.A.
                Fax No.:  (213) 617-1806

                Attention:     Michael Dreyer

           with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, NY 10022-3897
                U.S.A.
                Fax No.:  (212)  735-2000

                Attention:     Eric L. Cochran

           with a courtesy copy to:

                Munger, Tolles & Olson
                355 South Grand Avenue
                Los Angeles, CA 90071-1560
                U.S.A.
                Fax No.: (213) 687-3702

                Attention:     Robert L. Adler

           (iii)  Notices to Investor shall be addressed as follows:

                Southam Inc.
                1450 Don Mills Road
                Don Mills, Ontario
                Canada M3B 2X7
                Fax No.: (416) 442-3388

                Attention:     Vice President and General Counsel

           with a copy to:

                Tory Tory DesLauriers & Binnington
                Suite 3000
                Aetna Tower
                Toronto - Dominion Center
                Toronto, Ontario
                M5K 1N2
                Fax No.:  (416) 865-7380

                Attention:     Beth DeMerchant

           with a courtesy copy to:

                Hollinger Inc.
                10 Toronto Street
                Toronto, Ontario
                Canada  M5C 2B7
                Fax No.: (416) 864-2033

                Attention:     Vice President and General Counsel

           12.9 No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. Investor agrees to indemnify and to hold harmless the Company and Lynx from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which Investor or any of its officers, partners, employees, or representatives is responsible. The Company and Lynx agree to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or Lynx or any of their officers, employees or representatives is responsible.

           12.10 Costs and Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

           12.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all parties hereto. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Purchased Shares at the time outstanding, each future holder of such securities, and the Company.

           12.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

           12.13 Entire Agreement. This Agreement, together with any exhibits or schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

           12.14 Further Assurances. From and after the date of this Agreement, upon the request of any party hereto, all parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                        *        *        *        *

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 LIVENT INC.


                                 By: /s/ David R. Maisel
                                     -------------------------------
                                 Name:   David R. Maisel
                                 Title:  President


                                 LYNX VENTURES L.P.

                                 By:  Lynx Ventures L.L.C.,
                                        its General Partner


                                 By: /s/ David R. Maisel
                                     -------------------------------
                                 Name:  David R. Maisel
                                 Title: Manager


                                 SOUTHAM INC.


                                 By:  /s/ J.B. MacKenzie
                                      ------------------------------
                                 Name:   J.B. MacKenzie
                                 Title:  Vice President, General Counsel
                                         and Secretary




                     AMENDMENT TO INVESTMENT AGREEMENT

                               June 25, 1998


           This Amendment (the "Amendment") to the Investment Agreement (the "Investment Agreement"), dated as of June 23, 1998 by and among Livent Inc., Southam Inc. and Lynx Ventures L.P., is made as of the date first above written by and among the undersigned pursuant to Section 12.11 of the Investment Agreement.

           Each of the parties hereto hereby agrees that Section 10.1(b) of the Investment Agreement is amended and restated to read in its entirety as follows:

           (b) Investor agrees that it shall not exercise its voting rights with respect to the Purchased Shares so as to oppose the election of nominees for directors of the Company nominated from time to time by Lynx pursuant to the Shareholders Agreement and not to otherwise exercise its influence in respect of the Company (including with respect to its nominee who is a director of the Company) against such nominees of Lynx.



                                  * * * *


           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                               LIVENT INC.


                               By: /s/ David R. Maisel
                                   _______________________________
                                   Name:   David R. Maisel
                                   Title:  President


                               LYNX VENTURES L.P.

                               By:  Lynx Ventures L.L.C.,
                                      its General Partner


                               By: /s/ David R. Maisel
                                   _____________________________
                                   Name:  David R. Maisel
                                   Title: Manager


                               SOUTHAM INC.


                               By: /s/ J.B. MacKenzie
                                   ______________________________
                               Name:   J.B. MacKenzie
                               Title:  Vice President, General Counsel
                                       and Secretary